BLACK STONE MINERALS, L.P.
LONG-TERM INCENTIVE PLAN
LTI AWARD GRANT NOTICE
Pursuant to the terms and conditions of the Black Stone Minerals, L.P. Long-Term Incentive Plan, as amended from time to time (the “Plan”), Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), hereby grants to the individual listed below (“you” or “Employee”) this performance cash award (this “Award”) in the Target Amount set forth below. This Award is subject to the terms and conditions set forth herein as well as the terms and conditions set forth in the LTI Award Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Employee:	[●]
Date of Grant:	[●]
Employer:
Black Stone Natural Resources Management Company or any other entity that may employ Employee after the Date of Grant and which entity is the General Partner, Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), or any of their respective Affiliates.

Target Amount:	$[●] (the “Target Amount”)
Performance Period:	Date of Grant through December 31, 2025
Award Type:	Cash Award granted pursuant to Section 6(e) of the Plan.
Earning of this Award:
Subject to the terms and conditions and except as otherwise provided or set forth herein, in the Agreement and in the Plan, this Award shall become earned in the manner set forth below so long as you remain continuously employed by the Employer from the Date of Grant through the end of the Performance Period. The Target Amount will become earned in the Performance Period if the Performance Goal is achieved.

As used herein, the following terms have the meanings set forth below:

US 8648333v.4

“Average Daily Royalty Production” means the higher of:
(i)Royalty Production for the fourth quarter of 2025, divided by 92; and
(ii)Royalty Production for December 2025, divided by 31.
“BOE” means a barrel of oil equivalent that is one barrel (42 US gallons) of crude oil or 6,000 cubic feet of natural gas.
“Daily Royalty Production Target” means 42,000 BOE per day of Average Daily Royalty Production.
“Net Debt to EBITDA Ratio” means, for a given date, the amount of Partnership debt outstanding on that date, reduced by cash and cash equivalents, divided by the 2025 Adjusted EBITDA, as reported in the Partnership’s 2025 financial statements.
“Performance Goal” means
(i)the Daily Royalty Production Target; and
(ii)a Net Debt to EBITDA Ratio less than or equal to 1.0 on December 31, 2025.
“Royalty Production” means total production (expressed in BOE) for the relevant period, as calculated by the Partnership for use in its financial reporting, including prior-period adjustments for the relevant period, but excluding:
(i)Production associated with working interests, other than working interests obtained through reversions under the Partnership’s farmout agreements; and
(ii)Production associated with acquisitions consummated on or after January 1, 2022.

You will be deemed to have accepted this Award on the terms and conditions of the Plan, the Agreement and this LTI Award Grant Notice (this “Grant Notice”) unless you provide written notice to the General Partner within 30 days following the Date of Grant stating that you do not wish to accept this Award. Any such notice must be sent to: Black Stone Minerals GP, L.L.C., 1001 Fannin Street, Suite 2020, Houston, Texas 77002, Attention: Senior Vice President, General Counsel, and Secretary. Upon the General Partner’s receipt of any such notice, this Award granted hereunder will automatically be forfeited and the General Partner, Black Stone Minerals, L.P. and their respective Affiliates will not have any further obligations to you under this Grant Notice or the Agreement.
Unless you provide written notice to the General Partner in the manner described above stating that you do not wish to accept this Award, you will be deemed to have acknowledged that (i) you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice and (ii) you agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.
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IN WITNESS WHEREOF, the General Partner has caused this Grant Notice to be executed by an officer thereunto duly authorized effective for all purposes as provided above.

BLACK STONE MINERALS GP, L.L.C. By: Steve Putman Senior Vice President, General Counsel, and Secretary

Signature Page to
LTI Award Grant Notice

EXHIBIT A
LTI AWARD AGREEMENT
This LTI Award Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), and [●] (“Employee”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award.  Effective as of the Date of Grant, the General Partner hereby grants to Employee the Target Amount set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent earned, this Award represents the right to receive a cash payment equal to the Target Amount, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until this Award has become earned in the manner set forth in the Grant Notice and this Agreement, Employee will have no right to receive any payments in respect of this Award. Prior to payment of this Award, this Award represents an unsecured obligation of Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), payable only from the general assets of the Partnership.
2.Earning of the Target Amount.
(a)Following the end of the Performance Period, the Committee will determine whether the Performance Goal has been achieved for the Performance Period. The amount of this Award, if any, that actually becomes earned for the Performance Period will be determined in accordance with the Grant Notice and Section 2(b) (and any portion of the Target Amount that does not become so earned shall be automatically forfeited). In the event of the termination of Employee’s employment prior to the last day of the Performance Period, except as otherwise provided in Section 2(b) below, this Award will terminate automatically without any further action by the General Partner or the Partnership and will be automatically forfeited without further notice.
(b)In the event of a Qualifying Termination (as defined in Section 2(d)) prior to the end of the Performance Period or in the event of a termination of employment occurring as a result of Employee’s Disability or death prior to the end of the Performance Period, then, subject to Employee’s compliance with the release requirement described in Section 2(c), notwithstanding anything to the contrary in the Grant Notice, (i) the Performance Period shall continue to run and (ii) the amount of this Award, if any, that actually becomes earned for the Performance Period will be determined at the end of the Performance Period by multiplying the Target Amount for the Performance Period (if earned based on actual performance through the end of the Performance Period) by a fraction, the numerator of which is the number of days Employee was employed by the Employer during the Performance Period and the denominator of which is the number of days in the Performance Period.
(c)As a condition to the application of the provisions of Section 2(b) (other than in the event of a termination of Employee’s employment due to Employee’s death), Employee must first execute within the time provided to do so (and not revoke in any time provided to do so), a release, in a form acceptable to the General Partner, releasing the Committee, the Employer, the Partnership, the General Partner, their respective Affiliates, and each of the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims,

Exhibit A-1

including any and all causes of action arising out of Employee’s employment with the Employer and any of its Affiliates or the termination of such employment, but excluding all claims to payments under the Plan and this Agreement.
(d)As used herein, the following terms have the meanings set forth below:
(i)“Cause” has the meaning assigned to such term in Employee’s severance agreement with the General Partner or one of its Affiliates; provided, however, that if Employee does not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Cause,” then “Cause” means a determination by two-thirds of the Board that Employee:
(1)willfully and continually failed to substantially perform Employee’s duties to the Partnership and its Affiliates (other than a failure resulting from Employee’s Disability);
(2)willfully engaged in conduct that is demonstrably and materially injurious to the Partnership, the General Partner or any of their respective Affiliates, monetarily or otherwise;
(3)has been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;
(4)has committed an act of fraud, or material embezzlement or material theft, in each case, in the course of Employee’s employment relationship with the Employer or one of its Affiliates, or
(5)has materially breached any obligations of Employee under any written agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between Employee and the Partnership, the General Partner or any of their respective Affiliates.
Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, Employee shall have 30 days following the delivery of written notice by the Employer or one of its Affiliates within which to cure any actions or omissions described in clauses (1), (2), (4) or (5) constituting Cause; provided however, that, if the Employer reasonably expects irreparable injury from a delay of 30 days, the Employer or one of its Affiliates may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Employee’s employment without notice and with immediate effect.
(ii)“Disability” means Employee’s incapacity, due to accident, sickness or another circumstance that renders Employee unable to perform the essential functions of Employee’s job function, with reasonable accommodation, for a period of at least 90 consecutive days or 120 days in any 12-month period.
(iii)“Good Reason” has the meaning assigned to such term in Employee’s severance agreement with the General Partner or one of its Affiliates; provided, however, that if Employee does not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Good Reason,” then “Good Reason” means the occurrence of any of the following events without Employee’s written consent:
Exhibit A-2

(1)a reduction in Employee’s total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions;
(2)a relocation of Employee’s principal place of employment by more than 50 miles from the location of Employee’s principal place of employment as of the Date of Grant;
(3)any material breach by the Partnership or the General Partner of any material provision of this Agreement;
(4)a material, adverse change in Employee’s title, authority, duties or responsibilities (other than while Employee has a Disability);
(5)a material adverse change in the reporting structure applicable to Employee; or
(6)following a Change of Control, either (x) a failure of the General Partner or one of its Affiliates to continue in effect any benefit plan or compensation arrangement in which Employee was participating immediately prior to such Change of Control or (y) the taking of any action by the General Partner or one of its Affiliates that adversely affects Employee’s participation in, or materially reduces Employee’s benefits or compensation under, any such benefit plan or compensation arrangement, unless, in the case of either clause (x) or (y), there is substituted a comparable benefit plan or compensation arrangement that is at least economically equivalent to the benefit plan or compensation arrangement being terminated or in which Employee’s participation is being adversely affected or Employee’s benefits or compensation are being materially reduced.
Notwithstanding the foregoing provisions of this definition or any other provision of the Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) Employee must provide written notice to the General Partner of the existence of the condition(s) providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds; (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the General Partner’s receipt of such written notice; and (C) the date of Employee’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.
(iv)“Qualifying Termination” means a termination of Employee’s employment (1) by the Employer without Cause or (2) as a result of Employee’s resignation for Good Reason.
3.Payment of this Award. As soon as administratively practicable following the Committee’s determination of whether the Performance Goal was achieved for the Performance Period, but in no event later than March 15 following the end of such Performance Period, Employee (or Employee’s permitted transferee, if applicable) shall be paid an amount of cash equal to the amount subject to this Award and set out in the Grant Notice that becomes earned based on the achievement of the Performance Goal. The Target Amount, if earned, shall not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
Exhibit A-3

4.Tax Withholding. Upon any taxable event arising in connection with this Award, the General Partner shall have the authority and the right to deduct or withhold (or cause the Employer or one of its Affiliates to deduct or withhold), or to require Employee to remit to the General Partner (or the Employer or one of its Affiliates), an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the General Partner or the Employer or one of its Affiliates shall withhold from any cash remuneration (including, if applicable, any amount of cash otherwise payable under this Agreement) then or thereafter payable to Employee an amount equal to the aggregate amount of taxes required to be withheld with respect to such event. Employee acknowledges and agrees that none of the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates have made any representation or warranty as to the tax consequences to Employee as a result of the receipt of this Award, the earning of this Award or the forfeiture of this Award. Employee represents that he or she is in no manner relying on the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Employee represents that he or she has consulted with any tax consultants that Employee deems advisable in connection with this Award.
5.Non-Transferability.  No portion of this Award nor any interests or right therein shall be (a) sold, pledged, assigned or transferred in any manner during the lifetime of Employee other than by will or the laws of descent and distribution or (b) liable for the debts, contracts or engagements of Employee or his or her successors in interest. Except to the extent expressly permitted by the preceding sentence, any purported sale, pledge, assignment, transfer, attachment or encumbrance of this Award or any interest or right therein shall be null, void and unenforceable against the Partnership, the General Partner, the Employer and their respective Affiliates.

6.No Right to Continued Employment or Awards.
(a)For purposes of this Agreement, Employee shall be considered to be employed by the Employer as long as Employee remains an “Employee” (as such term is defined in the Plan), or an employee of a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment at the time of the termination of the status of the entity or other organization that employs Employee as an “Affiliate” of the General Partner. Nothing in the adoption of the Plan, nor the grant of this Award thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Employee the right to continued employment by, or a continued service relationship with, the Employer or any of its Affiliates, or any other entity, or affect in any way the right of the Employer or any such Affiliate, or any other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Employer, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Employer, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined
Exhibit A-4

by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.
(b)The grant of this Award is a one-time Award and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future Awards will be at the sole discretion of the Committee.
7.Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Employer. In the case of the Partnership or General Partner, such notices or communications shall be effectively delivered if sent by registered or certified mail to the General Partner at its principal executive offices.
8.Agreement to Furnish Information. Employee agrees to furnish to the General Partner all information requested by the General Partner to enable the General Partner or any of its Affiliates to comply with any reporting or other requirement imposed upon the General Partner or any of its Affiliates by or under any applicable statute or regulation.
9.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Award; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Partnership, the General Partner, the Employer or any of their respective Affiliates and Employee in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the General Partner.
10.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
11.Successors and Assigns. The General Partner may assign any of its rights under this Agreement without Employee’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee's beneficiaries, executors, administrators and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.
12.Clawback. Notwithstanding any provision in this Agreement or the Grant Notice to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all payments in respect of this Award shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
Exhibit A-5

13.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.
14.Code Section 409A. Neither this Award nor any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding the foregoing, none of the Partnership, the General Partner, the Employer or any of their respective Affiliates makes any representations that the payments provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Partnership, the General Partner, the Employer or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
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Exhibit A-6